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                                                                    Exhibit 4.44

[TELKOM INDONESIA LOGO]

Jakarta, 25 April 2005
No. TEL 164/KU000/KUG40/2005/RHS

To:
KAP Hans Tuanakotta Mustofa & Halim
Registered Public Accountants
Wisma Antara 12th floor
Jl Medan Merdeka Selatan No. 17
Jakarta 10110
Indonesia

Re: 2001 Audit Report for PT Telekomunikasi Indonesia, Tbk (TELKOM)


Dear Sirs :

Reference is made to your request for a limited indemnity in accordance with the terms of the SEC No Action Letter (Price Waterhouse LLP, October 3, 1995)

In consideration of your consenting to the inclusion in TELKOM's Annual Report on Form 20-F for 2003 ("2003 Form 20-F" - Amended) of your audit report on TELKOM's consolidated financial statements as of and the for the year ended December 31, 2001 (as restated) (the "Audit Report") and their refilling with the United States Securities and Exchange Commission on or about April 22, 2005, TELKOM agrees to indemnify KAP Hans Tuanakotta Mustofa & Halim ("HTM+H") for the payment of any and all legal costs and expenses reasonably incurred by HTM+H in its successful defense of any legal action or proceeding that arises as a result of the consent of HTM+H to the inclusion of the Audit Report in the 2003 Form 20-F (amended), provided however that the foregoing indemnity shall be void and inoperative, and HTM+H agrees to immediately reimburse TELKOM for all amounts paid by TELKOM under this indemnity, if a court, after adjudication, determines that HTM+H is liable for professional malpractice.

For the purpose of this letter agreement, a "successful defense" means a defense in which the defendant is neither decreed to have been culpable nor pays any part of the plaintiff's damages as a result of judgment or settlement.





                                                              This letter /.....




                                                                    COMMITTED 2U

Kantor Perusahaan PT TELEKOMUNIKASI INDONESIA, TBK. Jalan Japati No. 1 Bandung - 40133 Telpon : 62-22-4521510 Facsimile : 62-22-4240313
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[TELKOM LOGO]

This letter agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to its conflicts of laws principles.

If this letter agreement is satisfactory, please sign a copy and return it to us.

Yours faithfully,


/s/ Kristiono
------------------------------------------------
NAME: KRISTIONO
TITLE: PRESIDENT DIRECTOR / CEO
For and on behalf of PT Telekomunikasi Indonesia Tbk


Agreed to and acknowledged by :


/s/ Paul Capelle
------------------------------------------------
NAME: PAUL CAPELLE
TITLE: CHIEF EXECUTIVE OFFICER
For and on behalf of KAP Hans Tuanakotta Mustofa & Halim, a member firm of Deloitte Touche Tohmatsu